Exhibit 10.1

2018 LivaNova Long-Term Incentive Program

On March 15 2018, the Compensation Committee (the "Committee") of the Board of Directors of LivaNova Plc approved our 2018 annual long-term incentive program (the "2018 LTIP"). Our chief executive officer, Damien McDonald, and chief financial officer, Thad Huston, as well as one of our other named executive officers, David Wise, are eligible to participate in the 2018 LTIP.

Pursuant to the 2018 LTIP, the Committee granted each participant an equity award value (the “Award Value”), as follows:

2018 Equity Award Values ($)
Mr. McDonald	4,500,000
Mr. Huston	1,500,000
Mr. Wise	790,000

One-fourth of each participant’s Award Value is allocated to each of four different types of equity awards, as explained below.

Service-Based Restricted Stock Units

Each participant received an award of service-based restricted stock units (“RSUs”) vesting in equal or substantially equal amounts on each of the first four anniversaries of the grant date. The Committee determined the number of RSUs awarded to each participant by dividing one-fourth of the Award Value by the most recent closing price of an ordinary share of our stock on the NASDAQ Stock Market as of the grant date (the “Closing Price”) and rounding down to the nearest whole unit.

Stock Appreciation Rights

Each participant received an award of stock appreciation rights (“SARs”) vesting in equal or substantially equal amounts on each of the first four anniversaries of the grant date. The Committee determined the number of SARs awarded to each participant by dividing one-fourth of the Award Value by the Black-Scholes value of a SAR based on the Closing Price and rounding down to the nearest whole right.

Relative Total Shareholder Return Performance Stock Units

Each participant received an award of performance stock units (“PSUs”) subject to a relative total shareholder return (“rTSR”) market condition. The Committee determined the number of PSUs awarded to each participant by dividing one-fourth of the Award Value by the Closing Price and rounding down to the nearest whole unit. At the end of calendar year 2020, our TSR for the three-year period 2018 through 2020 will be compared to the TSR for a peer group of 27 companies (the “2018 rTSR Peer Group”) selected by the Committee’s compensation consultant, Pearl Meyer & Partners, and the number of shares of our stock actually delivered to the participants will be determined by the following chart, with linear interpolation applied between specified levels:

TSR Performance Percentile Rank	Percent Funding for Objective
≥90th	200%
80th	150%
50th	100%
30th	40%
<30th	0%

The 2018 rTSR Peer Group includes:

ABIOMED, Inc.	Intuitive Surgical, Inc.
Baxter International Inc.	Invacare Corporation
Becton, Dickinson and Company	Masimo Corporation
Boston Scientific Corporation	Medtronic plc
Cantel Medical Corp.	NuVasive, Inc.
CONMED Corporation	ResMed Inc.
DexCom, Inc.	Smith & Nephew plc
Edwards Lifesciences Corporation	Steris Plc
Globus Medical, Inc.	Stryker Corporation
Haemonetics Corporation	Teleflex Incorporated
Hill-Rom Holdings, Inc.	Varian Medical Systems, Inc.
Hologic, Inc.	Wright Medical Group N.V.
Integer Holdings Corporation	Zimmer Biomet Holdings, Inc.
Integra LifeSciences Holdings Corp.

Three-Year Cumulative Adjusted Free Cash Flow Performance Stock Units

Each participant received an award of PSUs subject to achievement of a three-year cumulative adjusted free cash flow target (the “FCF Target”). The Committee determined the number of PSUs awarded to each participant by dividing one-fourth of the Award Value by the Closing Price and rounding down to the nearest whole unit. At the end of calendar year 2020, cumulative adjusted free cash flow for the period 2018 through 2020 will be compared to the FCF Target, and the number of shares of our stock actually delivered to the participants will be determined by the following chart, with linear interpolation applied between specified levels:

FCF Achievement Relative to FCF Target	Percent Funding for Objective
≥150%	200%
125%	150%
100%	100%
60%	20%
<60%	0%

“Adjusted Free Cash Flow” is defined as our reported cash flow from operating activities minus our reported capital expenditures and excludes cash flows associated with restructuring, integration, acquisitions, divestitures, 3-T heater cooler product remediation and significant and unusual litigation.

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